AMENDED AND RESTATED EMPLOYMENT AGREEMENT

          AMENDED AND RESTATED EMPLOYMENT AGREEMENT (the “Agreement”) made this 20th day of February 2008 between SED INTERNATIONAL, INC., a Georgia corporation (the “Subsidiary”) and Jonathan Elster, an individual resident of the State of Georgia (the “Executive”).

WITNESSETH:

          WHEREAS, Executive and Subsidiary, a wholly-owned subsidiary of SED INTERNATIONAL HOLDINGS, INC., a Georgia corporation (the “Company”) have entered into an employment agreement on July 6, 2005 (the “Employment Agreement”) setting forth the terms and conditions of Executive’s employment with the Subsidiary; and

          WHEREAS, the Executive and the Subsidiary desire to make certain modifications to the Employment Agreement by amending and restating the Employment Agreement.

          NOW, THEREFORE, in consideration of the foregoing, the continued employment of the Executive, and the mutual covenants and agreements hereinafter set forth, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

          1.      Employment of Executive: Duties of Executive. The Subsidiary hereby employs Executive as its Executive Vice President, and Executive hereby accepts employment with the Subsidiary in that capacity subject to the terms and conditions set forth in this Agreement. As Executive Vice President Executive shall faithfully perform for the Subsidiary the duties of said office (as described in the Bylaws of the Company) and shall perform such other duties of an executive, managerial or administrative nature as are from time to time assigned or delegated to the Executive by the Board of Directors of the Company or by the Chief Executive Officer of the Company if the Board does not do so. The Executive Vice President shall report to the Chief Executive Officer of the Company. Throughout his employment hereunder, Executive shall devote substantially all of his time, energy and skill to perform the duties of his employment (vacations as provided hereunder and reasonable absences because of illness excepted), and shall use his best efforts to follow and implement all management policies and decisions of the Company. Executive shall not become involved in the management of any other company, partnership, proprietorship or other entity, other than an affiliate of the Subsidiary (or the Company), without the consent of the Board of Directors of the Subsidiary provided, however, that as long as it does not interfere with Executive’s employment hereunder Executive may serve as a director in a company that does not compete with the business of the Subsidiary or any affiliate of the Subsidiary, and may serve as an officer or director or otherwise participate in educational welfare, social, religious or civic organizations. The Executive shall not be required to relocate from the Atlanta, Georgia metropolitan area in connection with the performance of his duties hereunder.

          2.      Compensation Benefits and Reimbursement of Expenses.

          (a) As compensation for his services hereunder, the Subsidiary shall pay Executive an annual base salary of Two Hundred Sixty One Thousand Seven Hundred Dollars ($261,700.00) . Such salary shall be paid in accordance with the normal payroll practices of the Subsidiary and shall be subject to such deductions and withholdings as are required by law or by the policies of the Subsidiary, from time to time in effect.

          (b) Executive shall be entitled to received an annual bonus (“Bonus”) with respect to each fiscal year of the Company ending during the Term of this Agreement in an amount equal to three percent (3%) of the Company’s Pretax Adjusted Annual Income (as defined immediately hereafter). “Pretax Adjusted Annual Income” shall mean, with respect to a given fiscal year, earnings before taxes as reported on the company’s audited consolidated statement of operations for such fiscal year, excluding extraordinary nonoperational costs and profits.

          (c) Executive shall be entitled to participate or to continue participation in any present or future group life, health and hospitalization or disability insurance plans, pension or retirement plans or similar death benefits as are available to management executives of the Company and the Subsidiary on the same terms as such other executives, in each case to the extent that Executive is eligible under the terms of such plans or programs.

          (d) Executive shall be entitled to four (4) weeks of paid vacation per year, subject to the Subsidiary’s normal employee policies for unused vacation as adopted and amended from time to time.

          (e) Executive shall be reimbursed in accordance with the policies of the Subsidiary as adopted and amended from time to time, for all reasonable and appropriate expenses incurred by him in connection with the performance of his duties of employment hereunder; provided, however Executive shall as a condition of such reimbursement, submit verification of the nature and amount of such expenses in accordance with the reimbursement policies from time to time adopted by the Subsidiary.

          (f) Intentionally Omitted.

          (g) If a Change of Control occurs during the term of this Agreement, or during any extension thereof, and:

(1)      the Executive’s employment is terminated involuntarily, or voluntarily by the Executive based on (i) material changes in the nature or scope of the Executive’s duties or employment, (ii) a reduction in compensation of the Executive made without the Executive’s consent, (iii) a relocation of the Subsidiary’s executive offices farther than 35 miles from the present location of the executive offices, or (iv) a good faith determination made by the Executive, upon consultation with the Chief Executive Officer of the Subsidiary, that it is necessary or appropriate for the Executive to relocate from the Atlanta, Georgia Metropolitan Area to enable Executive to perform his duties hereunder, the Executive may, in his sole discretion, give written notice within thirty (30) days after the date of termination of employment to the Chief Executive Officer of the Subsidiary that he is exercising his rights hereunder and requests payment of the amounts provided for under this Section 2(g); or

(2)      the Executive gives written notice of his termination of employment for any reason concurrently with the time a Change of Control occurs or any time within thirty (30) days after the date the Change of Control becomes effective to Chief Executive Officer of the Subsidiary, he may exercise his rights hereunder and request payment of the amounts provided for under this Section 2(g) (the notice provided pursuant to Subsection (g)(1) or Subsection (g)(2) is referred to as the “Notice of Exercise”).

If the Executive gives a Notice of Exercise to receive the payments provided for hereunder, the Subsidiary shall pay to, or for the benefit of the Executive, immediately upon the Company’s receipt of the Notice of Exercise, a lump sum cash payment for damages suffered by the Executive by reason of the Change in Control (the “Executive Payment”) in an amount equal to the aggregate present value (as determined in accordance with Section 280G(d)(4) of the Code) of all annual salary, of all Bonus payments for the remainder of the Term calculated based on the assumption that the Pretax Adjusted Annual Income for each year remaining in the Term is equal to the highest Pretax Adjusted Annual Income preceding the effective date of termination hereunder, and any other benefits due to the Executive pursuant to Section 2 hereof for the remainder of the Term; provided, however, in the event the period from the date of Executive’s termination hereunder through the remainder of the Term is less than twelve (12) months, then the Executive shall receive a lump sum payment equal to the aggregate present value (as determined in accordance with Section 280G(d)(4) of the Code) of (i) his then current annual salary and the value of all other benefits payable to the Executive annualized for a twelve (12) month period pursuant to Section 2 hereof other than the Bonus, and (ii) a Bonus equal in amount to the highest Bonus payment paid to the Executive during the Term.

The Executive Payment shall be in addition to and shall not be offset or reduced by (i) any other amounts that have been earned or accrued or that have otherwise become payable or will become payable to the Executive or his beneficiaries, but have not been paid by the Subsidiary at the time the Executive gives the Notice of Exercise including, without limitation, salary, bonuses, severance pay, consulting fees, disability benefits, termination benefits, retirement benefits, life and health insurance benefits or any other compensation or benefit payment that is part of any previous, current or future contract, plan or agreement, written or oral, and (ii) any indemnification payments that may have accrued but not paid or that may thereafter become payable to the Executive pursuant to the provisions of the Subsidiary’s Articles of Incorporation, Bylaws or similar policies, plans or agreements relating to indemnification of directors and officers of the Subsidiary under certain circumstances. The Executive Payment shall not be reduced by any present value calculations.

In the event the Executive dies during the term of this Agreement, the Executive’s legal representative shall be entitled to receive the Executive Payment, provided that the Notice of Exercise has been or is given either by the Executive or his legal representative prior to his death, as the case may be.

For the purposes of this Agreement “Change of Control” shall be deemed to have occurred if and when (1) any individual, corporation, partnership, Group, association or other person or entity, together with his, its or their Affiliates or Associates (other than a trustee or other fiduciary holding securities under an employee benefit plan of the Company) hereafter becomes the Beneficial Owner of securities of the Company representing thirty percent (30%) or more of the combined voting power of the Company’s then outstanding securities entitled to vote generally in the election of directors; (2) the Continuing Directors of the Company shall at any time fail to constitute a majority of the members of the Board of Directors of the Company; (3) all or substantially all of the assets of the Company are sold, conveyed, transferred or otherwise disposed of, whether through one event or a series of related events, without being Duly Approved by the Continuing Directors of the Company; (4) any individual, corporation, partnership, Group, association or other person or entity, together with his, its or their Affiliates or Associates, other than a trustee or other fiduciary holding securities under an employee benefit plan of the Subsidiary, becomes the Beneficial Owner of securities of the Subsidiary representing thirty percent (30%) or more of the combined voting power of the Subsidiary’s then outstanding securities entitled to vote generally in the election of directors; or (5) all or substantially all of the assets of the Subsidiary are sold, conveyed, transferred or otherwise disposed of, whether through one event or a series of related events, without being Duly Approved by the Continuing Directors of the Subsidiary.

          3. Term and Termination.

          (a) The term (“Term”) of this Agreement and of Executive’s employment hereunder shall commence as of July 1, 2004 and shall continue for a period of five (5) years thereafter (the “Initial Term”) unless earlier terminated as provided in Section 3(b) of this Agreement. Executive shall have the right to renegotiate an additional one (1) year to the Initial Term, at any time beyond the first anniversary of this Agreement, so long as the Term shall not exceed five (5) years.

          (b) Executive’s employment under this Agreement shall terminate upon Executive’s death. Executive s employment hereunder may also be terminated (i) upon mutual agreement of Executive and the Subsidiary; (ii) unilaterally by the Subsidiary, upon written notice to Executive, for Good Cause (as defined in Section 3(c) below); or (iii) upon written notice to Executive if Executive shall at any time be unable to perform the essential functions of his job hereunder, by reason of a physical or mental illness or condition with or without reasonable accommodation, for a continuous period of one hundred eighty (180) consecutive days, as certified by a physician or physicians selected by the Board of Directors of the Company.

          (c) As used in this Agreement, “Good Cause” means: (i) any act of fraud or dishonesty; (ii) any act of theft or embezzlement; (in) the breach of any material provision of this Agreement by Executive (provided that such breach is not cured by Executive within thirty (30) days of receiving written notice of such breach from the Subsidiary); (iv) violation of the policies and procedures of the Subsidiary (v) failure to comply with the written directions of the Board of Directors of the Company; (vi) engaging in any unlawful harassment or discrimination; (vii) the conviction of Executive of any crime involving moral turpitude (whether felony or misdemeanor) or involving any felony; (viii) any act of moral turpitude by Executive that materially adversely affects the Subsidiary or its business reputation; (ix) violation of state or federal securities laws; or (x) any other matter constituting “good cause” under the laws (including inter alia, statutes, regulations or judicial case law) of the State of Georgia.

          (d) Upon the termination of this Agreement and Executive’s employment hereunder as provided in Section 3(b), the Subsidiary shall have no further obligation to Executive other than (i) for payment of salary, Bonus amounts, expense reimbursement and other benefits earned or accrued and unpaid at the effective date of such termination; and (ii) any indemnification payments that may become payable to Executive pursuant to the provisions of the Company’s and the Subsidiary’s Articles of Incorporation, Bylaws, or similar policies, plans or agreements relating to indemnification of directors and officers of the Company and the Subsidiary under certain circumstances.

          (e) Except as otherwise provided in this Agreement, any payments to which the Executive shall be entitled under this Section 3 and subsection 2(g), including, without limitation, any economic equivalent of Incentive Compensation and any other benefits, shall be made as promptly as possible following any termination date provided for in subsections 3(a) through (d) and in subsection 2(g), each being referred to herein as a “termination date”; provided, however, that if the Executive is a “specified employee” of the Subsidiary within the meaning of Section 409A(a)(2)(B)(i) of the Code (or any successor provision), no payment under this Section 3 or in subsection 2(g) in connection with the Executive’s termination of employment (other than a payment of salary through the date of such termination, and payments on account of termination of employment by reason of death) shall be made until the date which is six (6) months after the date of the termination of the employment of the Executive (or, if earlier, the date of death of the Executive); provided further, if the Subsidiary determines based upon written advice of counsel that any such payment if made during the calendar year that includes the termination date would not be deductible in whole or in part by reason of Code Section 162(m), such payment shall be made on January 2 of the following calendar year (or such later date as may be required under the preceding proviso if the Executive is a “specified employee “). Any payment deferred as provided for in this subsection (e) shall include, when paid, an incremental earnings factor payment equal to ten (10%) percent of the amount deferred multiplied by a fraction the numerator of which is the number of days that such payment is deferred and the denominator of which is 365; provided, however, that in no event shall the amount of interest contracted for, charged or received hereunder exceed the maximum non-usurious amount of interest allowed by applicable law.

          If the amount of any payment due to the Executive cannot be finally determined within thirty (30) days after the termination date, such amount shall be estimated on a good faith basis by the Subsidiary and the estimated amount shall be paid thirty (30) days after such termination date (or on such later date as may be determined under the immediately preceding sentence). As soon as practicable thereafter, the final determination of the amount due shall be made and any adjustment requiring a payment to or from the Executive shall be made as promptly as practicable.

          4.      Agreement Not to Solicit Customers. As part of the consideration for the compensation and benefits to be paid to Executive hereunder, in keeping with Executive’s duties as a fiduciary and in order to protect the Subsidiary’s interest in the business relationships developed by Executive with the customers and potential customers of the Subsidiary, Executive agrees that during the Term of Executive’s employment under this Agreement and for a period of one (1) year from the date of the termination of such employment (at any time for any reason, with or without cause), Executive shall not, without the prior written consent of the Subsidiary, directly or indirectly solicit or attempt to solicit any Restricted Customer (as hereinafter defined) for the purpose of or with a view to providing services or products to the Restricted Customer which the Subsidiary has provided or provides to such Restricted Customer. “Restricted Customer” means any person or entity to which (i) the Subsidiary provided or actively sought to provide services or products and (ii) with whom Executive had material contact during the two (2) year period immediately preceding the termination of Executive’s employment with the Subsidiary. Executive understands that the foregoing restrictions may limit his ability to engage in certain businesses anywhere in the world during the period provided for above, but acknowledges that the Subsidiary has a legitimate interest in restricting solicitation as provided in this Section without reference to a specific territory and that Executive will receive sufficiently high remuneration and other benefits under this Agreement to justify such restriction.

          5.      Ownership and Protection of Proprietary Information.

          (a) As used herein, “Proprietary Information” means information related to the Subsidiary or the Company that (i) derives economic value, actual or potential, from not being generally known to other persons who can obtain economic value from its disclosure or use; and (ii) is the subject of efforts by the Subsidiary or the Company that are reasonable under the circumstances to maintain its secrecy, including, without limitation, (1) with respect to information which has been reduced to tangible form, marking such information clearly and conspicuously with a legend identifying its confidential or proprietary nature; (2) with respect to any oral presentation or communication, denominating such information as confidential immediately before, during or after such oral presentation or communication; or (3) otherwise treating such information as confidential. Assuming these two criteria are met, Proprietary Information includes, without limitation, technical and nontechnical data related to the formulas, patterns, designs, compilations, programs, inventions, methods, techniques, drawings, processes, finances, actual or potential customers and suppliers, research, development, existing and future products, and employees of the Subsidiary and the Company. Proprietary Information includes information that has been disclosed to the Subsidiary or the Company by a third party, which the Subsidiary or the Company is obligated to treat as confidential, and information which is proprietary to an affiliate of the Subsidiary or the Company.

          (b) Executive acknowledges that all Proprietary Information and all physical embodiments thereof are confidential to and are and will remain the sole and exclusive property of the Subsidiary. Executive must: (i) immediately disclose to the Subsidiary all Proprietary Information developed in whole or in part by Executive during the Term of his employment with the Subsidiary, (ii) assign to the Subsidiary any right, title or interest Executive may have in such Proprietary Information, and (iii) at the request and expense of the Subsidiary, do all things and sign all documents or instruments reasonably necessary in the opinion of the Subsidiary to eliminate any ambiguity as to the ownership by and rights of the Subsidiary in such Proprietary Information including, without limitation, providing to the Subsidiary Executive’s full cooperation in any litigation or other proceeding to establish or protect such rights.

          (c) Except to the extent necessary to perform the services to be provided hereunder, Executive will not reproduce, use, distribute, disclose or otherwise disseminate the Proprietary Information or any physical embodiments thereof and will in no event take any action causing, or fail to take the action necessary in order to prevent, any Proprietary Information disclosed to or developed by Executive to lose its character or cease to qualify as Proprietary Information. Each reproduction of any of the Proprietary Information must prominently contain a legend identifying its confidential or proprietary nature.

          (d) Executive represents and warrants that any information disclosed by Executive to the Subsidiary is not confidential or proprietary to Executive or to any third party. Accordingly, no obligation of any kind is assumed by or to be implied against the Subsidiary by virtue of any information received, in whatever form or whenever received, from Executive relating to the subject matter hereof, and the Subsidiary will be free to reproduce, use and disclose to others such information without limitation.

          (e) Upon request by the Subsidiary, and in any event upon termination of the employment of Executive with the Subsidiary for any reason, as a prior condition to receiving any final compensation hereunder, Executive will promptly deliver to the Subsidiary all property belonging to the Subsidiary, including, without limitation, all Proprietary Information and all embodiments thereof then in his custody’ control or possession.

          (f) The covenants of confidentiality set forth in this Section 5 will apply on and after the Effective Date to any Proprietary Information disclosed by the Subsidiary to or developed by Executive prior to or after the Effective Date and will continue and be maintained by Executive (i) with respect to all Proprietary Information which falls within the definition of “trade secrets” under applicable law, at all times following the termination of Executive’s employment hereunder for any reason whatsoever, and (ii) with respect to all other Proprietary Information, during the Term of Executive’s employment hereunder and for a period of three (3) years after the termination of Executive’s employment hereunder for any reason whatsoever.

          6. Intellectual Property. The Subsidiary shall be the sole owner of all the products and proceeds of Executive’s services hereunder, including, without limitation, all materials, ideas, concepts, formats suggestions, developments, arrangements, packages, programs and other intellectual property that Executive may acquire, obtain, develop or create in connection with, and during the Term of, Executive’s employment hereunder, free and clear of any claims by Executive or anyone claiming under Executive of any kind or character whatsoever, other than Executive’s right to receive payments hereunder. Executive shall, at the reasonable request of the Subsidiary, execute such assignments, certificates or other instruments’ as the Subsidiary from time to time shall deem necessary or desirable to evidence, establish, maintain, perfect, protect, enforce, or defend its right, title or interest in or to any such properties.

          7. Remedy for Breach. Executive agrees that the damage to the Subsidiary resulting from any actual or threatened breach by Executive of any of the covenants contained in Sections 4, 5 and 6 of this Agreement would be immediate, irreparable and difficult to measure, and that money damages would not be an adequate remedy. Therefore, Executive agrees that the Subsidiary shall be entitled to specific performance of the covenants in any of such sections or injunctive relief, by temporary or permanent injunction or other appropriate judicial remedy, writ or order, or both, in addition to any damages and legal expenses (including attorneys’ fees) which the Subsidiary may be legally entitled to recover.

          8. Miscellaneous. Any notice required hereunder shall be deemed delivered to the Subsidiary when transmitted to the Secretary of the Subsidiary by certified mail, postage prepaid, addressed to such person at the corporate headquarters of the Subsidiary at 4916 North Royal Atlanta Drive, Tucker, Georgia 30084 (or the principal place of business of the Subsidiary if hereafter it is moved), and shall be deemed delivered to Executive when delivered by certified mail, postage prepaid, addressed to Executive at 240 Westminster Place, Atlanta, Georgia 30350. No term or condition of this Agreement shall be deemed to have been waived, nor shall there be any estoppel to enforce any provisions of this Agreement, except by a statement in writing signed by the party against whom enforcement of the waiver or estoppel is sought. This Agreement is made under, and shall be governed by and construed in accordance with, the laws of the State of Georgia without giving effect to the conflict of law provisions thereof. The headings of the sections of this Agreement are included solely for convenience of reference and shall not control the meaning or interpretation of any of the provisions of this Agreement. This Agreement contains the entire agreement of the parties relating to the subject matter hereof and supersedes all prior and contemporaneous agreements and understandings with respect to such subject matter, including without limitation the Prior Agreement. No amendment or modification of this Agreement shall be deemed effective unless made in a writing signed by the parties hereto. This Agreement is solely for the benefit of the Subsidiary (and its affiliates) and Executive, and there shall be no third party beneficiaries to this Agreement. This Agreement may not be assigned by Executive. This Agreement shall inure to the benefit of the Subsidiary, its subsidiaries and affiliates, and their respective successors and assigns. To the extent any provision or any portion of any provision of this Agreement shall be invalid or unenforceable, it shall be considered deleted herefrom and the remainder of this Agreement shall be unaffected. The obligations and covenants contained in Sections 3(d) and 4 through 8 (inclusive) of this Agreement shall survive any termination of Executive’s employment hereunder at any time for any reason whatsoever.

          IN WITNESS WHEREOF, the parties have duly executed and delivered this Amended and Restated Employment Agreement as of the date first indicated above.

SED International, Inc.,
a Georgia corporation

/s/ Jonathan Elster	By: /s/ Jean A. Diamond
Jonathan Elster	Name: Jean A. Diamond
Title: Chief Executive Officer